EXHIBIT 15.1

July 25, 2024

The Board of Directors and Shareholders of PacifiCorp

825 N.E. Multnomah Street

Portland, Oregon 97232

We are aware that our report dated May 3, 2024, on our review of the interim financial information of PacifiCorp appearing in PacifiCorp’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, is incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Portland, Oregon